                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              IMMERSION CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                ----------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement no.:

     3)  Filing Party:

     4)  Date Filed:

                                 IMMERSION LOGO



                                                                     May 2, 2000


TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Immersion Corporation (the "Company"), which will be held at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, on Tuesday, June 6, 2000, at 10:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Louis Rosenberg, Ph.D.

                                          Louis Rosenberg, Ph.D.
                                          Chairman of the Board of Directors

                             IMMERSION CORPORATION
                               2158 PARAGON DRIVE
                           SAN JOSE, CALIFORNIA 95131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2000
                            ------------------------


     The Annual Meeting of Stockholders (the "Annual Meeting") of Immersion Corporation (the "Company") will be held at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, on Tuesday, June 6, 2000, at 10:00 a.m. for the following purposes:


          1. To elect two (2) members of the Board of Directors to serve for three-year terms as Class I directors;

          2. To amend and restate the Certificate of Incorporation of the Company to eliminate the provision requiring an affirmative vote of at least 66 2/3% of the outstanding shares to amend or repeal the bylaws and certain provisions of the certificate of incorporation of the Company and to eliminate the right of stockholders to remove Board members without cause.

          3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the attached Proxy Statement.

     Only stockholders of record at the close of business on April 10, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 2158 Paragon Drive San Jose, California 95131 during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Bruce Schena

                                          Bruce Schena
                                          Secretary
San Jose, California

May 2, 2000

                                   IMPORTANT

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                             IMMERSION CORPORATION
                               2158 PARAGON DRIVE
                           SAN JOSE, CALIFORNIA 95131
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2000
                            ------------------------


     These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Immersion Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, on Tuesday, June 6, 2000, at 10:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about May 2, 2000.


                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES


     The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 10, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 16,023,628 shares of Common Stock outstanding. Each stockholder of record on April 10, 2000 is entitled to one vote for each share of Common Stock held by such stockholder on April 10, 2000. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.


QUORUM REQUIRED

     The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

VOTES REQUIRED

     Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors.

     For Proposal 2, to amend and restate the Certificate of Incorporation of the Company to eliminate the provision requiring an affirmative vote of at least 66 2/3% of the outstanding shares to amend or repeal the bylaws and certain provisions of the certificate of incorporation of the Company and to eliminate the right of stockholders to remove Board members without cause, the vote required is 66 2/3 of the outstanding shares.

     Proposal 3, ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting.

     For Proposal 1 and Proposal 3, abstentions and broker non-votes have no effect on the outcome of the vote. For Proposal 2, abstentions and broker non-votes have the same effect as a negative vote.

PROXIES

     Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR Proposals No. 1, No. 2 and No. 3 and, in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to Victor Viegas, Vice President, Finance and Chief Financial Officer of the Company, at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies in connection with the Meeting. The Company will pay such firm customary fees, expected to be approximately $6,000, plus expenses.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Amended Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Board is divided into three classes -- Class I, II and III directors. Each director is elected for a three year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the annual meeting in the year 2000, Class II directors are to be elected at the annual meeting in 2001 and Class III directors are to be elected at the annual meeting in 2002.

     Two Class I directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2003 and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

NOMINEES

     The nominees for election of Class I Directors are Steven Blank and Charles Boesenberg. Each of the nominees is presently serving as a director of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Mr. Blank or Mr. Boesenberg (by writing Mr. Blank's name or Mr. Boesenberg's name, where indicated on the proxy) will be voted (unless Mr. Blank or Mr. Boesenberg are unable or unwilling to serve) FOR the election of the nominees for Class I Directors. The Board knows of no reason why Mr. Blank or Mr. Boesenberg would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of another nominee of the Board.

     The information below sets forth the current members of the Board of Directors, including the nominees for Class I Directors:

                                CLASS OF                                                        DIRECTOR
         NAME            AGE    DIRECTOR                  PRINCIPAL OCCUPATION                   SINCE
         ----            ---    --------                  --------------------                  --------
Steven Blank...........  46         I       Private Investor                                     10/96
Charles Boesenberg.....  51         I       Co-Manager of the Merger Transition and               2/00
                                            Integration Team of Wind River Systems, Inc.
Jonathan Rubinstein....  43        II       Senior Vice President of Hardware Engineering,       10/99
                                            Apple Computer, Inc.
Louis Rosenberg........  31       III       Chairman of the Board of Directors, President and     5/93
                                            Chief Executive Officer of Immersion Corporation.

NOMINEES TO SERVE AS A DIRECTOR FOR A TERM EXPIRING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS (CLASS I DIRECTOR):

  Steven Blank

     Mr. Blank has served as a member of the Board since October 1996. From November 1996, until August 1999, Mr. Blank served as executive vice president of marketing for E.piphany, an enterprise software company that Mr. Blank co-founded. From February 1993 to October 1996, Mr. Blank served as chief executive officer of Rocket Science Games, a video game software company. From February 1990 to January 1993, Mr. Blank served as vice president of marketing of SuperMac, a supplier of Macintosh peripherals.

  Charles Boesenberg

     Mr. Boesenberg has served as a member of the Board since February 2000. Since February 2000, Mr. Boesenberg has served as co-manager of the merger transition and integration team of Wind River Systems, Inc., an embedded software and services company which was the surviving corporation of a merger with Integrated Systems, Inc., an embedded systems software company, where Mr. Boesenberg served as president and chief executive officer from December 1998 until February 2000. From December 1997 to December 1998, Mr. Boesenberg served as president and chief executive officer of Magellan Corporation, a satellite access products company, which was the surviving corporation of a merger with Ashtech, Inc., a business-to-business global positioning systems company, where Mr. Boesenberg served as president and chief executive officer from January 1995 to January 1997. Mr. Boesenberg currently serves as a director of Symantec Corporation and Blaze Software. Mr. Boesenberg has a bachelor of science degree in mechanical engineering from the Rose Hulman Institute of Technology and a master of science degree in business administration from Boston University.

DIRECTOR SERVING FOR A TERM EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS (CLASS II DIRECTOR):

  Jonathan Rubinstein

     Mr. Rubinstein has served as a member of the Board since October 1999. Since February 1997, Mr. Rubinstein has served as senior vice president of hardware engineering at Apple Computer, Inc., a personal computer company. From August 1993 to August 1996, Mr. Rubinstein was executive vice president and chief operating officer of Fire Power Systems, a developer and manufacturer of Power PC-based computer systems. Mr. Rubinstein has a bachelors and masters of science degree in electrical engineering from Cornell University and a master of science degree in computer science from Colorado State University.

DIRECTOR SERVING FOR A TERM EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS (CLASS III DIRECTOR):

  Louis Rosenberg

     Dr. Louis Rosenberg is a founder of the Company and has served as Chairman of the Board and as President and Chief Executive Officer since May 1993. Since April 1997, Dr. Rosenberg has also served as a manager of MicroScribe LLC, a licensing company in which the Company holds a membership interest.

Dr. Rosenberg holds bachelor of science, master of science and doctorate degrees in mechanical engineering from Stanford University.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
           A VOTE "FOR" THE CLASS I DIRECTOR NOMINEES LISTED HEREIN.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1999, the Board held 2 meetings and acted by written consent on 12 occasions. For the fiscal year, each of the then current directors attended at least 75% of the total number of meetings of the Board and meetings held by all Committees of the Board on which each such director served. The Board has a standing audit committee and compensation committee.

  Audit Committee

     The audit committee was formed in October, 1999 and did not meet for the remainder of the year. Prior to the formation of the audit committee, the full Board acted as an audit committee. The audit committee reviews with the Company's independent auditors the scope and timing of their audit services and any other services that the auditors are asked to perform, the auditors' report on the Company's consolidated financial statements following completion of their audit, and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to the Board regarding the appointment of independent auditors for the upcoming year. The members of the audit committee are Mr. Blank and Mr. Rubinstein.

  Compensation Committee

     The compensation committee was formed in October, 1999 and did not meet for the remainder of the year. Prior to the formation of the compensation committee, the full Board acted as a compensation committee. The purpose of the compensation committee is to review and approve the compensation of the Company's executives and administers the Company's stock plans. The members of the compensation committee are Mr. Blank and Mr. Rubinstein.

  Executive Committee

     The executive committee was formed in February, 2000. The purpose of the executive committee is to exercise certain powers of the Board during intervals between meetings of the Board. The members of the executive committee are Mr. Rosenberg and Mr. Boesenberg.

DIRECTOR COMPENSATION

     Directors of the Company do not receive cash compensation for their services as directors. Under the 1997 Immersion Corporation Stock Option Plan, nonemployee directors are eligible to receive stock option grants at the discretion of the Board.

     In 1999, the Company granted to Mr. Blank options to purchase shares of the Company's common stock as follows:

                                                    SHARE SUBJECT    EXERCISE PRICE
                  DATE OF GRANT                       TO OPTION        PER SHARE
                  -------------                     -------------    --------------
April 22, 1999....................................         20,175        $3.66
June 21, 1999.....................................          3,228        $3.66

     In 1999, the Company granted to Mr. Rubinstein options to purchase shares of the Company's common stock as follows:

                                                    SHARE SUBJECT    EXERCISE PRICE
                  DATE OF GRANT                       TO OPTION        PER SHARE
                  -------------                     -------------    --------------
June 21, 1999*....................................         32,280        $ 3.66
November 5, 1999..................................         48,000        $10.00

---------------
* The options granted to Mr. Rubinstein on June 21, 1999 were cancelled except for 5,380 options which remain exercisable.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following table presents information concerning compensation received during the year ended December 31, 1999 by the Company's chief executive officer and each of the Company's three other executive officers whose total salary and bonus earned during that year exceeded $100,000 (collectively, the "Named Executive Officers"). In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the compensation described in this table does not include perquisites and other personal benefits received by these executive officers that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                          ANNUAL COMPENSATION     ---------------------
                                                         ---------------------    NUMBER OF SECURITIES
      NAME AND PRINCIPAL POSITION         FISCAL YEAR    SALARY($)    BONUS(1)    UNDERLYING OPTIONS(2)
      ---------------------------         -----------    ---------    --------    ---------------------
Louis Rosenberg, Ph.D...................     1999        $179,587     $50,000            227,894
  President and Chief Executive Officer
Bruce Schena............................     1999        $141,963          --             49,087
  Vice President, Chief Technology
     Officer
Kenneth Martin..........................     1999        $117,275     $10,000             14,526
  Vice President, Engineering
Timothy Lacey...........................     1999        $131,250          --             59,524
  Vice President, Operations(3)

---------------
(1) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(2) All figures in this column represent options to purchase the Company's common stock.


(3) Mr. Lacey was serving as the Company's Chief Financial Officer until August 1999 when he resigned as the Company's Chief Financial Officer and was appointed Vice President, Operations.

OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999.

     The following table presents information with respect to stock options granted during 1999 to the Named Executive Officers.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                        PERCENT OF                                VALUE AT ASSUMED
                                           NUMBER OF      TOTAL                                     ANNUAL RATES
                                           SECURITIES    OPTIONS                                      OF STOCK
                                           UNDERLYING   GRANTED TO                                APPRECIATION FOR
                                            OPTIONS     EMPLOYEES     EXERCISE                     OPTION TERM(2)
                                            GRANTED       DURING        PRICE      EXPIRATION   ---------------------
                  NAME                       (#)(1)     PERIOD(%)     ($/SHARE)       DATE         5%          10%
                  ----                     ----------   ----------   -----------   ----------   ---------   ---------
Louis Rosenberg, Ph.D.(3)................    71,984        3.06          4.02        3/19/09    $181,987    $461,190
                                                403*       0.02          4.02        6/21/04         448         989
                                             71,984        3.06          4.02        6/21/09     181,987     461,190
                                             80,700        3.43          4.02        6/29/09     204,022     517,032
                                              1,008*       0.04          8.67        7/27/09       5,496      13,928
                                              1,210*       0.05         11.00       11/07/09       8,371      21,213
                                                605*       0.03         11.00       11/05/09       4,185      10,606
Bruce Schena.............................    23,838        1.01          3.66         3/8/09      54,869     139,049
                                                403*       0.02          3.66        6/21/09         928       2,351
                                             23,838        1.01          3.66        6/21/09      54,869     139,049
                                              1,008*       0.04          8.67        7/29/09       5,496      13,928
Kenneth Martin...........................     7,263        0.31          3.66         3/8/09      16,718      42,366
                                              7,263        0.31          3.66        6/21/09      16,718      42,366
Timothy Lacey............................    29,762        1.26          3.66         3/8/09      68,505     173,605
                                             29,762        1.26          3.66        6/21/09      68,505     173,605

---------------
(1) Except where noted otherwise by an * (in which case the options vest immediately), each option vests as to 1/24 of the shares per month for 24 months. The exercise price for the option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The option has a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. Under the option, the option will vest upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity.

(2) The potential realizable value represents the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that any of the value reflected in this table will be achieved.

(3) In 1999, the Company granted options to purchase an aggregate of 2,352,767 shares to employees. The exercise price of each option granted to Dr. Rosenberg was equal to 110% of the fair market value of the common stock on the date of grant as determined by the Board, except for the non-statutory stock option granted on July 27, 1999 for 1,008 shares, in which the option exercise price is equal to 100% of the fair market value of the common stock on the date of grant as determined by the Board.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table presents information for the Company's executive officers listed in the summary compensation table concerning option exercises during 1999 and the value of exercisable and unexercisable options held as of December 31, 1999 by these officers:

                                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                        UNDERLYING OPTIONS            IN-THE-MONEY OPTIONS
                                     SHARES                             AT FISCAL YEAR END          AT FISCAL YEAR END($)(2)
                                    ACQUIRED      VALUE REALIZED   ----------------------------   ----------------------------
             NAME                ON EXERCISE(#)       ($)(1)       EXERCISABLE   UNEXERCISEABLE   EXERCISABLE   UNEXERCISEABLE
             ----                --------------   --------------   -----------   --------------   -----------   --------------
Louis Rosenberg, Ph.D..........      80,700          $284,064       1,045,954       177,539       $39,642,081     $6,121,384
Bruce Schena...................      16,140          $ 58,427         432,078        35,404       $16,441,145     $1,235,582
Kenneth Martin.................      40,350          $142,113          83,075        27,847       $ 3,150,134     $1,028,842
Timothy Lacey..................          --                --         201,871        44,201       $ 7,602,088     $1,542,196

---------------
(1) Upon exercise of the options, an option holder did not necessarily receive the amount reported above under the column "Value Realized." The amounts reported above under the column "Value Realized" merely reflect the amount by which the fair market value of the Common Stock of the Company on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) Based on the closing price of the Common Stock of the Company as reported on The Nasdaq National Market System at December 31, 1999, the last day of trading of the Company's Common Stock during fiscal year 1999, of $38.375 per share, less the exercise price payable for such shares.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The options granted to Victor Viegas, Vice President, Finance and Chief Financial Officer of the Company, accelerate in the event of a change in control of the Company, if he resigns due to a material reduction in his duties or if the Company moves his principal office more than 60 miles from San Jose. If one of these events occurs within 18 months of his start date, vesting will be accelerated by 12 months and if one of these events occurs more than 18 months after his start date, 50% of the unvested shares will become vested. In addition, if the Company terminates Mr. Viegas' employment other than for cause, the Company will pay him a severance payment equal to six months of base salary (or, if lesser, the number of months before he finds other employment) and a portion of his options will also accelerate. If the termination occurs before the first anniversary of his start date, 37.5% of the shares will become vested, and if the termination occurs after his first anniversary but within 18 months of his start date, vesting will be accelerated by 12 months.

     The options granted to J. Stuart Mitchell, Vice President, Business Development of the Company, accelerate in the event that the Company moves his principal office more than 60 miles from San Jose within 12 months of his start date, there is a change in the Company's control that results in his termination of employment or if he resigns due to a material reduction in his duties. If one of the events occurs, vesting will be accelerated by 12 months. In addition, if the Company terminates Mr. Mitchell's employment other than for cause, the Company will pay him a severance payment equal to three months of base salary (or, if lesser, the number of months before he finds other employment) and the vesting of his options will be accelerated by three months.

     The options granted to Jennifer Saffo, Vice President Marketing of the Company, accelerate in the event of a change in control of the Company that results in her termination of employment, if she resigns due to a material reduction in her duties or if the Company moves her principal office more than 60 miles from San Jose within 12 months of her start date. If one of these events occurs, vesting will be accelerated by 12 months. In addition, if the Company terminates Ms. Saffo's employment other than for cause, the Company will pay her a severance payment equal to three months of base salary (or, if lesser, the number of months before she finds other employment) and the vesting of her options will be accelerated by three months.

     The Company's 1994 stock option plan provides that, in the event of a change in control, the Board may either arrange with the acquiring corporation that outstanding options be assumed or that equivalent options be substituted by the acquiring corporation; or provide that any unexercisable or unvested portions of the outstanding options shall be immediately exercisable and vested in full.

     The options terminate if they are not assumed, substituted or exercised prior to a change of control.

                              COMPENSATION REPORT

     This Compensation Report describes the compensation policies and rationale applied to the compensation paid to the Company's executive officers for the fiscal year ended December 31, 1999. The compensation committee was formed in October, 1999 and did not meet for the remainder of the year. Prior to the formation of the compensation committee, the full Board acted as a compensation committee. For the fiscal year ended December 31, 1999, the Company's Board determined the compensation of the Company's executive officers and administered the Company's 1997 Stock Option Plan under which option grants were to be made to the CEO and the other executive officers.

     For 2000, it is intended that the compensation committee will have the authority to administer the Company's 1997 Stock Option Plan, establish the level of base salary payable to the Chief Executive Officer ("CEO") and the other executive officers of the Company and have the responsibility of approving the bonus program to be in effect for the CEO and the other executive officers.

     The Board's fundamental compensation policy is to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers whose contributions are necessary for the long term success of the Company. Accordingly, each executive officer's compensation package consists of: (i) base salary and (ii) long-term stock-based incentive awards.

     The base salary for each executive officer is set on the basis of personal performance, taking into account the average salary levels in effect for comparable positions with companies having total revenues similar to the Company's. Each individual's base pay is positioned relative to the total compensation package, including cash bonus incentives and long-term stock-based incentives.

     For the fiscal year ended December 31, 1999, the Company did not have a bonus program for its executive officers. No executive officer received a bonus except Kenneth Martin, Vice President, Engineering, upon his promotion to an executive officer, and the CEO which is described below.

     During the fiscal year ended December 31, 1999, the Board made discretionary option grants to Louis Rosenberg, the Company's President and Chief Executive Officer, Bruce Schena, the Company's Vice President, Chief Technology Officer and Secretary, and Timothy Lacey, the Company's Chief Financial Officer until August 1999, under the Company's 1997 Stock Option Plan based on each officer's personal performance. Option grants were generally made at varying times and in varying amounts in the discretion of the Board. Typically, the size of each grant was set at a level that is deemed appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors varied from individual to individual.

     During 1999, in order to promote and reward employee innovation, patent bonus options were awarded to employees of the Company that were listed as inventors on newly issued Company patents. An aggregate of 1,210 fully-vested shares subject to options was split equally among the employee inventors for each such newly issued Company patent.

     Options generally vest over time. Thus, the vesting of each option is contingent upon the executive officer's continued employment with the Company. Accordingly, the options provided compensation to the executive officer only if he remained in the Company's employ, and then only if the market price of the Company's Common Stock appreciated over the option term.

     The annual base salary for Mr. Rosenberg, the Company's President and Chief Executive Officer, was established by the Board prior to the Company's initial public offering. The Board's decision was made on the basis of Mr. Rosenberg's personal performance of his duties. Mr. Rosenberg did not participate in the discussions and determination of his own compensation. Mr. Rosenberg received a bonus of $50,000 based upon his performance.

     Under the Federal tax laws, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders were asked to approve a limitation under the Company's 1997 Stock Option Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1997 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the fiscal year ended December 31, 1999 will exceed the $1 million limit per officer, the Board of Directors will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap.

       Board of Directors

Louis Rosenberg, Steven Blank, Jonathan Rubinstein and Charles Boesenberg.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the compensation committee in October 1999, the duties customarily performed by a compensation committee were the responsibility of the Board. The members of the Board who were also officers or employees of the Company are Dr. Rosenberg, Mr. Lacey and Mr. Schena. These directors abstained from voting on their own compensation.

     In 1999, Mr. Rosenberg and Mr. Schena served as directors and executive officers of the Company and Mr. Lacey served as a director of the Company. In addition, they had certain interests in agreements with MicroScribe, which are more fully discussed below under "Certain Relationships and Related Transactions."

     Neither of the members currently serving on the Company's compensation committee has at any time since MicroScribe's formation been one of its officers or employees, and neither had a material interest in the transactions described under "Certain Relationships and Related Transactions." None of MicroScribe's executive officers currently serves or in the past has served as a member of a compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Company's Board or compensation committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company is or was a party in which the amount involved exceeds $60,000 and in which any of its directors, executive officers or holders of more than 5% of the Company's capital stock had or will have a direct or indirect material interest other than: the salaries, options, share repurchase and other agreements that are described in the transactions described below.

OTHER TRANSACTIONS

  Logitech Agreements.

     In addition to Logitech Inc. ("Logitech") being an affiliate of the holder of more than 5% of the Company's capital stock, Logitech is a licensee which accounts for a large portion of the Company's licensing and consulting services revenue. In 1999, the Company recorded revenue of approximately $1.0 million from Logitech. In October 1996, the Company entered into a royalty-based license agreement and a technology product development agreement with Logitech. The license agreement grants Logitech a world-wide, irrevocable, non-exclusive license under the Company's patents for touch-enabled gaming products. Pursuant to the technology product development agreement, the Company provided Logitech consulting services with respect to the development of a touch-enabled joystick. In March 2000, the Company and Logitech amended this technology product development agreement in response to Logitech's desire for the Company's assistance in developing an updated joystick product. Pursuant to the license agreement, Logitech is required to pay the Company a royalty of 5% of the revenue it receives when it sells a gaming product incorporating the Company's technology to third parties. If Logitech ships more than 100,000 units in a single year without a modification in technical specifications, the royalty for that product will be reduced by 0.67% for the following year. If Logitech ships more than 200,000 units in subsequent years without a modification in technical specifications, the royalty will be reduced in each subsequent year by a further 0.67%. However, the royalty rate may not drop below 3%.

     In April 1998, the Company entered into a royalty-based license agreement and a technology product development agreement with Logitech. Pursuant to the technology product development agreement, the Company provided Logitech consulting services with respect to the development of a touch-enabled mouse. Pursuant to the license agreement, the Company granted Logitech an irrevocable, non-exclusive, worldwide license to technology incorporated by Logitech into a touch-enabled mouse product. Pursuant to the license agreement, Logitech is required to pay the Company a royalty of 5% of the revenue it receives from the sale of touch-enabled mouse products. In March 2000, the Company and Logitech amended this license agreement to cover a new technology developed by the Company for a lower-cost, touch-enabled mouse to be targeted for use with productivity and web applications. Under the amendment, the Company and Logitech have agreed to promote the existing mouse technology together with the new lower-cost mouse technology as a product family. The amendment also requires Logitech to pay the Company a royalty of 5% of the revenue it receives from products based upon this new tactile mouse technology.

     The Company signed a co-marketing agreement with Logitech in November 1999 in which the Company agreed to assist Logitech with the launch and promotion of its touch-enabled mice. Under the terms of the agreement, for a period of five calendar quarters, beginning in the first calendar quarter of 2000, the Company will reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter. Only third-party marketing services that are targeted at promoting Logitech's touch-enabled mice are eligible for reimbursement. In addition, all promotional activities will have to be approved by the Company in advance. In order to remain eligible for reimbursement, Logitech will have to include the Company's brand and slogan on all its marketing materials that reference touch-enabled functionality or products, and commit to other conditions regarding its touch-enabled mice.

  MicroScribe Agreements.

     On July 1, 1997, the Company formed MicroScribe LLC ("MicroScribe"), a privately-held limited liability company with two types of outstanding membership interests -- class 1 membership interests and class 2 membership interests.

     In July 1997, the Company entered into an exchange agreement, a patent license agreement and an intellectual property license agreement with MicroScribe. Pursuant to the exchange agreement and the patent license agreement, the Company assigned its patents and associated intellectual property relating to three-dimensional digitizing products and the Pin-Point arm, a medical device used for image-guided biopsies whose design is based on the Company's three-dimensional digitizing product, to MicroScribe in exchange for a worldwide, royalty-free, exclusive, irrevocable license and all of the class 1 membership interests and class 2 membership interests in MicroScribe. The Company retained the class 1 membership interest and distributed the class 2 membership interests to the stockholders of the Company at the time of the exchange agreement, including:

                                                            PERCENTAGE INTEREST
                NAME OF BENEFICIAL HOLDER                   OWNED IN MICROSCRIBE
                -------------------------                   --------------------
Louis Rosenberg, Ph.D. ...................................          25.9%
Bruce Schena..............................................           8.6
Timothy Lacey.............................................          10.8

     There are no membership interests in MicroScribe other than the class 1 and class 2 membership interests. MicroScribe has not issued any additional membership interests other than the initial issuance of the class 1 and class 2 membership interests to the Company. Accordingly, stockholders who have acquired shares of the Company after the one-time distribution do not own any membership interests in MicroScribe. The following table presents information regarding the percentage interest in MicroScribe of each director, officer and 5% stockholder and each member of the immediate family of such director, officer or 5% stockholder.

                                                            PERCENTAGE INTEREST
                NAME OF BENEFICIAL HOLDER                   OWNED IN MICROSCRIBE
                -------------------------                   --------------------
5% STOCKHOLDERS
Cybernet Systems Corporation..............................             --%
Timothy Lacey.............................................          10.78

DIRECTORS AND EXECUTIVE OFFICERS
Steven Blank..............................................            1.0
Kenneth Martin............................................            2.0
J.Stuart Mitchell.........................................             --
Louis Rosenberg, Ph.D. ...................................          25.94
Jonathan Rubinstein.......................................             --
Jennifer Saffo............................................             --
Bruce Schena..............................................           8.56
Victor Viegas.............................................             --

IMMEDIATE FAMILY OF 5% STOCKHOLDER, DIRECTOR OR EXECUTIVE
  OFFICER
Max and Helen Johnston....................................           0.36
Patrick Lacey.............................................           0.37
Patrick and Nina Lacey....................................           0.29
Arthur and Marilynn Rosenberg.............................           0.79
Arthur Rosenberg..........................................           0.32
Marilynn Rosenberg........................................           0.21

     The total distribution paid to these persons pursuant to their percentage interests owned in MicroScribe in 1999 was approximately $45,000.

     MicroScribe's sole business is the licensing of its patents and associated intellectual property to the Company. Distributable cash from its licensing activities is distributed 99% to the class 2 members and 1% to the Company, as the sole class 1 member. Pursuant to the terms of the license agreement, MicroScribe granted the Company rights to use intellectual property of MicroScribe for the development and distribution of three-dimensional digitizing products. Under the intellectual property license agreement, the Company pays MicroScribe a formula-based royalty that varies between 5% and 10% of the net receipts the Company receives from selling products incorporating MicroScribe technology. Based upon the formula-based royalty with MicroScribe, the Company recorded an expense of $116,000 in 1998 and $132,000 in 1999. The agreement, which has a term of ten years and is scheduled to expire in 2007, also provides that beginning in 2002 the royalty rate will be set at 10% for the remainder of the license term. Products for which the Company currently pays MicroScribe a royalty include the Company's MicroScribe-3D digitizing product and the Pin-Point arm, a medical device used for image-guided biopsies whose design is based upon the MicroScribe-3D.

The agreement also requires MicroScribe to indemnify the Company against claims that the technology it has delivered to the Company infringes a third party's intellectual property rights.

  Cybernet Agreements.

     In March 1999, the Company acquired patents and in-process technology from Cybernet Systems Corporation in exchange for 1,291,200 shares of the Company's common stock. In addition, the Company entered into a consulting services agreement with Cybernet, under which the Company issued Cybernet a warrant to purchase 322,800 shares of Common Stock at an exercise price of $3.66 and agreed to pay Cybernet $300,000. The Company paid $150,000 of this amount in March 1999 and $75,000 of this amount in January 2000. The Company will pay the remaining $75,000 to Cybernet in January 2001. In connection with this acquisition and consulting arrangement, the Company agreed to provide Cybernet with registration rights with respect to their common stock and the common stock issuable upon exercise of this warrant. As a result of these transactions, Cybernet is a holder of more than 5% of the Company's capital stock.

  There Agreements.


     In March 1999, the Company entered into a Marketing Agreement with There. Mr. Blank, a member of the Company's Board, serves as a director and is a minority shareholder of There. Pursuant to the Marketing Agreement, There has agreed to promote the Company's touch-enabling technologies and its licensees' touch-enabled products. The Company also has agreed to promote There's services through a number of means, including providing There up to $300,000 for its advertising and marketing programs. In addition, in April 2000 the Company purchased 540,540 shares of Series D Preferred Stock of There for approximately $1.0 million.


  Indemnification.

     In addition to indemnification provisions in the Company's bylaws, the Company has entered into agreements to indemnify its directors and executive officers. These agreements provide for indemnification of the Company's directors and executive officers for some types of expenses, including attorney's fees, judgments, fines and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of the Company, arising out of their services as the Company's director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                            STOCK PERFORMANCE GRAPH


     The rules of the SEC require that the Company include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on the Company's Common Stock with the Nasdaq Stock Market Total Return Index (U.S. Companies) (the "Nasdaq Stock Market (U.S.) Index") and a published industry index. The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between November 12, 1999 (the date the Company's Common Stock commenced public trading) and December 31, 1999, with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Hambrecht & Quist Technology Sector Index (the "Hambrecht & Quist Technology Index"), over the same period. This graph assumes the investment of $100.00 on November 12, 1999, in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Hambrecht & Quist Technology Index, and assumes the reinvestment of dividends, if any.


     The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                 COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
                          AMONG IMMERSION CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                                                                  NASDAQ STOCK
                                                        IMMERSION                MARKET E (U.S.)            HAMBRECHT & QUIST
                                                       CORPORATION                    INDEX                 TECHNOLOGY INDEX
                                                       -----------               ---------------            -----------------
11/12/99                                                 100.00                      100.00                      100.00
11/30/99                                                 145.30                      103.30                      102.02
12/31/99                                                 206.04                      126.08                      129.28

-------------------------
* $100 invested on 11/12/99 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

     The Company effected its initial public offering on November 12, 1999 at a per share price of $12.00. The graph above, however, commences with the closing price of $18.625 per share on November 12, 1999, the date the Company's Common Stock commenced public trading.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                                 PROPOSAL NO. 2

                   AMENDMENT AND RESTATEMENT OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

GENERAL

     A proposed new Restated Certificate of Incorporation of the Company (the "Restated Certificate"), which will amend and restate the current Amended and Restated Certificate of Incorporation of the Company (the "Old Certificate"), is set forth in Appendix A to this Proxy Statement, and is marked to show changes from the Old Certificate.

     The Board has decided to propose amending the Old Certificate in order to better reflect, and enable the Company and its stockholders to benefit from, Delaware corporate law. If the Restated Certificate is approved, the overall management of the affairs of the Company will generally be conducted in accordance with standard provisions of Delaware law applicable to Delaware companies that have staggered boards but not other special provisions in their charter documents.

     In addition to the amendment described below, the Restated Certificate will be amended to remove those provisions in the Old Certificate which were necessary for the sole purpose of effecting the initial public offering of the Company.

     Pursuant to its authority granted by the Company's Old Certificate, if this Proposal 2 is approved, the Board will effect a conforming amendment to the Company's Bylaws, including the provision that the Company's Bylaws may be amended by the affirmative vote of a majority of shares entitled to vote, who are present in person or are represented by proxy and entitled to vote.

     The Board has unanimously approved and declared advisable the Restated Certificate and recommends a vote FOR the Restated Certificate. If adopted, the Restated Certificate will effect a number of changes from the Old Certificate, the provisions of which are more fully described below.

     THE DESCRIPTION OF THE RESTATED CERTIFICATE SET FORTH HEREIN IS A SUMMARY, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX A.

AMENDMENT TO THE OLD CERTIFICATE.

     The Old Certificate provides that in order for stockholders to amend or repeal the Bylaws and certain provisions of the certificate, an affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote is required to effect such amendments. Delaware law provides that, unless the corporation's bylaws or certificate of incorporation otherwise provides, a company's bylaws may be amended by the affirmative vote of a majority of shares entitled to vote, who are present in person or are represented by proxy and entitled to vote, and the certificate of incorporation may be amended by the majority of outstanding shares entitled to vote.

     The Restated Certificate will eliminate the requirement in Article NINTH that two-thirds of the voting power of the Company are required to approve any amendment to Article FIFTH, SIXTH, SEVENTH,

EIGHTH or NINTH of the Old Certificate, which govern certain matters related to corporate governance, the composition and structure of the Board, the Company's Bylaws, liability of directors and officers and amendments to the Old Certificate.

     Whereas the Old Certificate allows removal of directors with or without cause and that vacancies created thereby may be filled by stockholders, Delaware law provides that, unless the corporation's certificate of incorporation otherwise provides, a director of a corporation with a classified board (such as the Company) may be removed only for cause. The Restated Certificate provides that directors may be removed from office by stockholders only for cause and that vacancies created thereby may be filled only by directors.

     The Board believes that the overall effect of the Restated Certificate, which will conform with standard provisions of Delaware law applicable to Delaware companies with staggered boards that do not have special provisions in their charter documents, will ensure a good balance between democratic participation by stockholders in the affairs of the Company and continued effective corporate governance.

     Provisions requiring a super-majority vote of stockholders to amend a company's certificate are generally regarded as favorable to management, because the provisions requiring a super-majority vote are more difficult to amend. In the Board's view, the super-majority provisions described above permit a minority of stockholders to defeat certain amendments to the Old Certificate even if the holders of a majority of the Common Stock, as well as the Board, believe that such amendments are in the best interests of the Company and its stockholders. The Board believes that the Restated Certificate will make stockholder voting more democratic because the super-majority requirements described above give a disproportionate influence to the holders of a minority of the shares by giving such holders a "blocking" position with respect to important and fundamental corporate matters.

     The Board believes the Restated Certificate, which allows the removal of directors only for cause, is consistent with good corporate governance, and is supportive of the concept of a classified board in that it tends to moderate the pace of change in the Board. It further reflects the Board's view that the Company should be in a position to benefit from the stability and the continuity in the governance and management of its business and affairs that is provided by a classified Board.

     If this Proposal 2 is approved, Delaware law will govern any subsequent amendment of the Restated Certificate, which allows the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock (the only class of the Company's capital stock that is currently outstanding) to approve amendments to any provision of the Restated Certificate if such amendment has been recommended by the Board.

CERTAIN CONSIDERATIONS IN CONNECTION WITH PROPOSAL 2.

     The Restated Certificate, which allows removal of directors only for cause, will make the removal of any director more difficult, even if such removal is believed by the stockholders to be in their best interests, and will eliminate the stockholders' ability to remove a director at will. Since the amendment will make the removal of directors more difficult, it will increase the directors' security in their positions and, since the Board has the power to retain and discharge management, could perpetuate incumbent management. Stockholders seeking to remove a director for cause could be forced to initiate a lawsuit to clarify the exact meaning of "cause," which could be costly and time-consuming. Stockholders should recognize that the amendment will make more difficult the removal of a director in circumstances which do not constitute a takeover attempt and where, in the opinion of the holders of a majority of the Company's outstanding shares, cause for such removal may exist. Moreover, the Restated Certificate may have the effect of delaying an ultimate change in existing management which might be desired by a majority of the stockholders.

     Certain aspects of Proposal 2 are designed to promote conditions of continuity and stability in the Company's management and policies. Although the Restated Certificate may have certain anti-takeover effects, it is not in response to any effort, of which the Company is aware, to accumulate the Company's Common Stock or to obtain control of the Company. The Board of Directors, however, has observed an increase in corporate takeover activity in recent years and the use of certain takeover tactics, including proxy fights and partial tender offers, which have become relatively common in corporate takeover practice.

     The Restated Certificate would render more difficult, and may discourage, an attempt to acquire control of the Company without the approval of the Company's management. One popular method for an acquirer to obtain control is to acquire a majority of the outstanding shares of a company through a tender offer or open market purchases and to use that voting power to remove the existing directors and replace them with persons chosen by the potential acquirer. Requiring cause in order to remove a director would defeat this strategy, thereby encouraging potential acquirers to obtain the cooperation of the existing Board before attempting a takeover.

     Delaware law permits a corporation to adopt certain measures designed to make the corporation less vulnerable to a hostile takeover bid. Takeover attempts which have not been negotiated and approved by the Board can seriously disrupt business, distract management, and cause great expense. Such attempts may take place at inopportune times and may involve terms which are less favorable to all the stockholders than would be available in a transaction negotiated and approved by the Board. On the other hand, Board-approved transactions can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and all its stockholders with due consideration given to matters such as recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and the maximum strategic deployment of the Company's assets.

     The Restated Certificate could discourage takeover bids by means of a hostile tender offer, proxy contest, or otherwise without the approval of the Board. The principal disadvantages to the stockholders which result from discouraging such hostile takeover bids would be to (i) reduce the likelihood that any acquiror would make a hostile tender offer for the outstanding shares of stock of the Company at a premium over the market price, and (ii) increase the difficulty of removing the existing members of the Board and management even if in a particular case removal would be beneficial to stockholders generally.

     It should be noted, however, that the Board has a fiduciary duty to the stockholders to negotiate for the best interests of the stockholders and not for their own interests. Further, while the Restated Certificate may discourage hostile takeover attempts, the Restated Certificate would not prevent a hostile acquisition of the Company or a proxy contest for control of the Board

     The terms of the Restated Certificate described in Proposal 2 are permitted by law and are consistent with the rules of the Nasdaq on which the Company's shares of Common Stock are listed. If stockholders approve the Restated Certificate, the Company will cause the Restated Certificate to be filed with the Secretary of State of the State of Delaware as soon as practicable after such approval is final.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS
                    THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2

                                 PROPOSAL NO. 3

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company is asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2000. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT
                      STOCKHOLDERS VOTE "FOR" PROPOSAL 3.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 1999 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 1999, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than 10% stockholders.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 20, 2000 certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                              AMOUNT AND
                                                              NATURE OF       OPTIONS
                                                              BENEFICIAL    INCLUDED IN    PERCENT
                                                              OWNERSHIP     BENEFICIAL        OF
                      BENEFICIAL OWNER                          (1)(2)       OWNERSHIP     CLASS(3)
                      ----------------                        ----------    -----------    --------
5% STOCKHOLDERS
Cybernet Systems Corporation................................  1,396,110        311,502        8.6
  727 Airport Boulevard
  Ann Arbor, Michigan 48108-1639
Logitech International S.A..................................  1,197,329             --        7.5
  6505 Kaiser Drive
  Freemont, CA 94555-3615
Timothy Lacey...............................................  1,056,392        217,549        6.5
EXECUTIVE OFFICERS AND DIRECTORS
Kenneth Martin..............................................    213,461        103,960        1.3
J. Stuart Mitchell..........................................      1,000                         *
Louis Rosenberg.............................................  2,467,620      1,090,620       14.4
Jennifer Saffo..............................................      2,500             --          *
Bruce Schena(4).............................................    871,023        444,636        5.3
Victor Viegas...............................................      1,000             --          *
Steven Blank................................................    147,899         62,165          *
Charles Boesenberg..........................................      7,550          7,500          *
Jonathan Rubinstein.........................................     29,164         19,094          *
All executive officers and directors as a group (9
  persons)..................................................  3,741,217      1,727,975       21.0

---------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 2158 Paragon Drive San Jose, California 95131.

(2) The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days after March 20, 2000.

(3) Based on 16,008,241 shares of Common Stock deemed outstanding as of March 20, 2000.

(4) Includes 4,734 shares held of record by Mr. Schena's mother as custodian for minor child.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


     Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2001 Annual Meeting of Stockholders or who intend to present a proposal without inclusion of such proposal in the Company's proxy materials must submit the proposal to the Company no later than January 4, 2001. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.


     It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying Proxy Card in the envelope which has been enclosed.

                                 OTHER MATTERS

     The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Bruce Schena

                                          Bruce Schena
                                          Secretary
San Jose, California

May 2, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE- PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                   EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             IMMERSION CORPORATION

     FIRST: The name of the Corporation is Immersion Corporation.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: A. The Corporation is authorized to issue a total of 105,000,000 shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock". The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000 and the total number of shares of Common Stock that the Corporation shall have the authority to issue is 100,000,000. All of the authorized shares shall have a par value of $0.001.

     B. The shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          C. [ON AND AFTER THE CLOSING DATE OF THE FIRST SALE OF THE CORPORATION'S COMMON STOCK PURSUANT TO A FIRMLY UNDERWRITTEN REGISTERED PUBLIC OFFERING (THE "IPO"), ANY] ANY action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. [PRIOR TO SUCH SALE, UNLESS OTHERWISE PROVIDED BY LAW, ANY ACTION WHICH MAY OTHERWISE BE TAKEN AT ANY MEETING OF THE STOCKHOLDERS MAY BE TAKEN WITHOUT A MEETING AND WITHOUT PRIOR NOTICE, IF A WRITTEN CONSENT DESCRIBING SUCH ACTION IS SIGNED BY THE HOLDER OF OUTSTANDING SHARES HAVING NOT LESS THAN THE MINIMUM NUMBER OF VOTES WHICH WOULD BE NECESSARY TO AUTHORIZE OR TAKE SUCH ACTION AT A MEETING AT WHICH ALL SHARES ENTITLED TO VOTE THEREON WERE PRESENT AND VOTED.]

          D. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

     SIXTH: A. The number of directors shall initially be set at four (4) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). [UPON THE CLOSING OF THE IPO, THE] THE directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the [IPO] INITIAL PUBLIC OFFERING OF THE CORPORATION'S COMMON STOCK (THE "IPO"); the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. [SUBJECT TO THE RIGHTS OF THE HOLDERS OF ANY SERIES OF PREFERRED STOCK THEN OUTSTANDING, A VACANCY RESULTING FROM THE REMOVAL OF A DIRECTOR BY THE STOCKHOLDERS AS PROVIDED IN ARTICLE SIXTH, SECTION C BELOW MAY BE FILLED AT A SPECIAL MEETING OF THE STOCKHOLDERS HELD FOR THAT PURPOSE.] All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause [(OTHER THAN REMOVAL FROM OFFICE BY A VOTE OF THE STOCKHOLDERS)] may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.


     C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directory, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors the in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.H


     SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the by the Board of Directors shall require the approval of a majority total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board) The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation. [ANY ADOPTION, AMENDMENT OR REPEAL OF BYLAWS OF THE CORPORATION BY THE STOCKHOLDERS SHALL REQUIRE, IN ADDITION TO ANY VOTE OF THE HOLDERS OF ANY CLASS OR SERIES OF STOCK OF THE CORPORATION REQUIRED BY LAW OR BY THIS CERTIFICATE OF INCORPORATION, THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE VOTING POWER OF ALL OF THE THEN OUTSTANDING SHARES OF THE CAPITAL STOCK OF THE CORPORATION ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS, VOTING TOGETHER AS A SINGLE CLASS.]

     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. [; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS CERTIFICATE OF INCORPORATION OR ANY PROVISION OF LAW WHICH MIGHT OTHERWISE PERMIT A LESSOR VOTE OR NO VOTE, BUT IN ADDITION TO ANY VOTE OF THE HOLDERS OF ANY CLASS OR SERIES OF THE STOCK OF THIS CORPORATION REQUIRED BY LAW OR BY THIS CERTIFICATE OF INCORPORATION, THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST 66-2/3% OF THE VOTING POWER OF ALL OF THE THEN OUTSTANDING SHARES OF THE CAPITAL STOCK OF THE CORPORATION ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS, VOTING TOGETHER AS A SINGLE CLASS, SHALL BE REQUIRED TO AMEND OR REPEAL THIS ARTICLE NINTH, ARTICLE FIFTH, ARTICLE SIXTH, ARTICLE SEVENTH OR ARTICLE EIGHTH.]

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate, which restates, integrates and further amends the Certificate of Incorporation of the Company and which has been duly adopted in accordance with
Section 242 and 245 of the Delaware General Corporation Law, to be signed by a
duly authorized officer on this      day of [OCTOBER, 1999] June, 2000.

                                          IMMERSION CORPORATION

                                          By:
                                            ------------------------------------
                                                  Louis Rosenberg, Ph.D.,
                                                  Chief Executive Officer

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                       OF

                              IMMERSION CORPORATION

                             IN CONJUNCTION WITH THE

                         ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                  JUNE 6, 2000

The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 2000, and hereby appoints Louis Rosenberg and Victor Viegas, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Tuesday, June 6, 2000, at 10:00 a.m., local time, at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, and for any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matter set forth below. Under Delaware law and the Company's By-laws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth below. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters in their discretion.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT TWO DIRECTORS AND FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                  THE COMPANY.

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.
--------------------------------------------------------------------------------

1. Proposal to elect as directors Steven Blank and Charles Boesenberg to serve for three-year terms as Class 1 directors.

        For           Withhold

        [ ]             [ ]

        To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below:

2. Proposal to amend the Certificate of Incorporation of the Company to eliminate the supermajority vote required to amend or repeal certain provisions of the bylaws and the certificate of incorporation and to amend the right of stockholders to remove Board members without cause.

        For           Against       Abstain

        [ ]             [ ]           [ ]

3. Proposal to ratify the appointment of the Company's independent public accountants.

        For           Against       Abstain

        [ ]             [ ]           [ ]

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign.)

Signature(s):


---------------------------------------------------------


---------------------------------------------------------

Dated:                                             , 2000
        -------------------------------------------
               (Be sure to date Proxy.)

Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed and postage-paid envelope.